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                                                                      EXHIBIT 16

                           ALLMERICA INVESTMENT TRUST
                           ALLMERICA SECURITIES TRUST
                              OPUS INVESTMENT TRUST

                                 CODE OF ETHICS
                             PURSUANT TO RULE 17j-1

        Allmerica Investment Trust, Allmerica Securities Trust and Opus Investment Trust (hereinafter referred to as the "Trust") has determined to adopt this Code of Ethics, ("this Code") to specify and prohibit certain types of personal securities transactions deemed to create conflicts of interest, to prevent the Trust's Officers, Trustees and other personnel, as applicable, from engaging in conduct prohibited by Rule 17j-1 of the Investment Company Act of 1940 (the "Rule") and to establish reporting requirements and enforcement procedures pursuant to the provisions of the Rule.

                               GENERAL PRINCIPLES

        This Code is intended to embody the following general principles:

                1. The duty of all personnel at all times to place the interests of Trust shareholders first;

                2. The requirement that all personnel securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and

                3. The fundamental standard that personnel must not take inappropriate advantage of their positions.

        This Code is divided into three parts. The first part contains provisions applicable to Access Persons who are officers, directors, advisory persons or employees of any investment adviser, sub-adviser, or principal underwriter of the Trust ("Service Provider"). The second part pertains to definitions, prohibitions and reporting requirements. The third part contains recordkeeping and other provisions.

                                 CODE APPROVALS

        The Board of Trustees of the Trust, including a majority of Trustees who are not interested persons, must approve this Code, the code of ethics of each Service Provider and any material changes to such codes. The Board must base its approval of a code of ethics and any material changes to that code on a determination that the code contains provisions reasonably necessary to prevent applicable personnel from engaging in any conduct prohibited by Rule 17j-1 (b) of the Rule. Before approving this Code or a code of ethics of an investment adviser, sub-adviser or principal underwriter or an amendment to any such code, the Board of Trustees must receive a certification that the applicable organization has adopted procedures reasonably necessary to prevent its officers, trustees/directors and other personnel from violating its code of ethics. A Trust's Board of Trustees must approve the code of ethics of an investment adviser, sub-adviser or principal underwriter before initially retaining the firm's services. A Trust's Board must approve a material change to a previously approved code no later than six months after adoption of the material change. See also Section III.A. "Amendments to Service Provider's Code of Ethics".

I. Rules Applicable to Access Persons Who Are Officers, Directors, Advisory Persons or Employees of Service Providers.

                A. Incorporation of Service Provider's Code of Ethics. The provisions of each Service Provider's Code of Ethics are incorporated herein by reference as the Trust's Code of Ethics applicable to Trustees or Officers of the Trust who are officers, directors, advisory persons or employees of a Service Provider. A violation of a Service Provider's Code of Ethics shall constitute a violation of this Code.

                B.      Reports.

                        (1) Access Persons who are officers, directors, advisory persons or employees of a Service Provider shall file the confidential reports required under such Service Provider's Code of Ethics with the officer (the "Review Officer") designated from time to time by the Trustees of the Trust to receive such reports.

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                        (2)     A report filed with the Review Officer shall be
                                deemed to be filed with the Trust of which the reporting individual is an Access Person.

        C. Review and Sanctions for Certain Access Persons. In respect of Access Persons who are also officers, directors, advisory persons or employees of a Service Provider, the provisions of such Service Provider's Code of Ethics relating to review and to sanctions shall govern. Where any violation of the Service Provider's Code of Ethics is found in respect of any such Access Person, it shall be reported to the Trustees of the Trust, together with any sanctions imposed for such violation.

II.     Definitions, Prohibitions and Reporting Requirements.

        A.      DEFINITIONS.

                (1) "Access Person" shall have the same meaning as set forth in the Rule.

                (2) "Affiliated person" shall have the same meaning as set forth in Section 2(a)(3) of the Investment Company Act.

                (3) "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

                (4) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Application of this definition is explained in more detail in Appendix A hereto.

                (5) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.
                        Section 2(a)(9) provides that "control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

                (6) "Disinterested Trustee" means a Trustee of the Trust who is not an "interested person" of the Trust within the meaning of Section 2(a)(19) of the Investment Company Act. An example of an "interested person" includes any person who is an affiliated person of a broker or dealer.

                (7) "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

                (8) "Security" shall have the same meaning as that set forth in Section 2(a)(36) of the Investment Company Act (in effect, all securities), except that it shall not include direct obligations of the government of the United States, high quality short-term debt instruments including repurchase agreements, bankers acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies (excluding any registered open-end investment company for which Allmerica Financial Investment Management Services, Inc. or Opus Investment Management, Inc. acts as investment adviser or sub-adviser), and any other securities excepted from the definition of "Covered Securities" under the Rule.

                (9) A security is "being considered for purchase or sale" when a recommendation to purchase or sell the security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

                (10) "Unaffiliated Trustee" means a Trustee of the Trust who is not an officer, director, employee or shareholder of any Service Provider or of any affiliated person of any Service Provider.

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        B.      Prohibited Purchases and Sales. No Access Person of the Trust
                shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her knowledge at the time of such purchase or sale.

                (1)     is being considered for purchase or sale by the Trust;
                        or

                (2)     is being purchased or sold by the Trust; or

                (3) was purchased or sold by the Trust within the most recent 15 days if such person participated in the recommendation to, or the decision by, the Trust to purchase or sell such security.

        C.      Preclearance Procedures. Investment personnel (as defined in the
                Rule) of a Fund or its investment adviser must obtain approval from the Fund or the Fund's investment adviser before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering (as defined in the Rule).

        D. Exempted Transactions. The prohibitions of Section II-B of this Code shall not apply to

                (1) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

                (2) purchases which are part of an automatic dividend reinvestment plan;

                (3) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

                (4) purchases or sales previously approved by the Trust's Review Officer because it has been determined that such purchase or sale does not present any danger of the abuses proscribed by the Rule, which approval shall be confirmed in writing.

        E. Reporting. The Fund will identify and inform all Access Persons who are required to make reports under this Code. All Access Persons must comply with the reporting requirements as set forth under Sections II-E(4), (5) and (6), unless exempt under the Rule.

                (1) Every Unaffiliated Trustee of the Trust who is also a Disinterested Trustee of the Trust shall file with the person(s) designated by the Trustees as "the Trust's Review Officer(s)" a report containing the information described in Section II.E.(4) of this Code with respect to transactions in any security in which such Disinterested Trustee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, whether or not one of the exemptions listed in Section II.D. applies, if such Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Trust, should have known that, during the 15-day period immediately preceding or following the date of the transaction by the Trustee:

                        (a) such security was being purchased or sold by the Trust, or

                        (b) such security was being considered for purchase or sale by the Trust or by a Service Provider for the portfolio of the Trust.

                                        Notwithstanding the preceding sentence,
                                    any Disinterested Trustee may, at his or her option, report the information described in
                                    Section II.E.(4) with respect to any one or more transactions in any security in which such person has, or by reason of the transaction acquires, any direct or indirect

                (2) Every Unaffiliated Trustee of the Trust who is not also a Disinterested Trustee of the Trust shall file with the Review Officer(s) a report containing the information described in Sections II.E.(4), (5) and (6) of this Code with respect to transactions in any security in which such Trustee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, whether or not one of the exemptions listed in Section II.D. applies.

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                (3)     Anything in Section II.E.(1) or (2) above to the
                        contrary notwithstanding, no Access Person shall be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

                (4) Quarterly Transaction Report. A Quarterly Transaction Report shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

                        (a) the date of the transaction, the title, interest rate and maturity date (if applicable), and the number of shares or the principal amount of each security involved;

                        (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                        (c)     the price at which the transaction was effected;
                                and

                        (d) the name and address of the broker, dealer or bank with or through whom the transaction was effected.

                (5)     Initial Holdings Reports as set forth under the Rule.

                (6)     Annual Holdings Reports as set forth under the Rule.

                (7) Every report concerning a purchase or sale prohibited under Section II-B herein with respect to which the reporting person relies upon one of the exemptions provided in Section II.D. herein shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

                (8) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates. Such report also may contain a statement that the report is made with respect to all portfolio transactions of such person, and shall not be construed as an admission that the person knew or should have known of portfolio transactions by the Trust in such securities.

                (9) Exceptions from reporting requirements. An access person need not submit:

                        (a)     a transaction report with respect to
                                transactions effected pursuant to an automatic investment plan;

                        (b) a transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Trust holds in its records so long as the confirmations or statements are received by the Trust no later than 30 days after the end of the applicable calendar quarter.

        F.      REVIEW.

                (1) The Trust's Review Officer(s) shall compare the reported personal securities transactions with the completed and contemplated portfolio transactions of the Trust to determine whether any transaction ("Reviewable Transactions") listed in Section II-B (disregarding exemptions provided by Section II.D.(1) through (3)) may have occurred.

                (2) If the Trust's Review Officer(s) determines that a Reviewable Transaction may have occurred, the Review Officer shall determine whether a violation of this Code may have occurred, taking into account all the exemptions provided under Section II.D. Before making any determination that a violation has been committed by a Trustee, the Trust's Review Officer(s) shall give such person an opportunity to supply additional information regarding the transaction in question.

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        G.      Sanctions. If the Trust's Review Officer(s) determines that any
                Access Person who is not an officer, director, advisory person or employee of a Service Provider has violated this Code, he shall so advise the Chairman of the Board of the Trust and also a committee consisting of the Disinterested Trustees (other than the person whose transaction is under consideration), and shall provide the committee with the report, the record of pertinent actual or contemplated portfolio transactions or the Trust, and any additional material supplied by such person. The committee, at its option, either shall impose such sanctions as it deems appropriate or refer the matter to the full Board of Trustees, which shall impose such sanctions as are deemed appropriate.

III.    MISCELLANEOUS.

        A. Amendments to Service Provider's Code of Ethics. Any amendment to a Service Provider's Code of Ethics shall be deemed an amendment to Section I-A of this Code, effective 90 days after written notice of such amendment shall have been received by the Secretary of the Trust, unless the Trustees of the Trust expressly determine that such amendment shall become effective at an earlier date or have not approved the amendment as provided under "Code Approvals".

        B. Records. The Trust shall maintain records in the manner and to the extent set forth below, which records may be maintained in any manner described in Rule 31A-2(f)(1) under the Investment Company Act, and shall be available for examination by representatives of the Securities and Exchange Commission:

                (1) A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.

                (2) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

                (3) A copy of each report made by any person pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, for the first two years in an easily accessible place. (4) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are responsible for reviewing these reports, shall be maintained in an easily accessible place.

        C. Confidentiality. All reports of securities transactions and any other information filed with the Trust pursuant to this Code shall be treated as confidential.

        D. Interpretation of Provisions. The Trustees may from time to time adopt such interpretations of this Code as they deem appropriate.

        E. Administration and Procedures. The Trust must use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code. The Trust must institute procedures by which appropriate management or compliance personnel review reports required to be submitted to the Trust under this Code. The Trust must identify all persons who are required to make reports to the Trust under this Code and must inform those persons of their reporting obligation.

                No less frequently than annually, the Trust must furnish to the Trust's Board of Trustees and the Board of Trustees must consider, a written report that:

                (1) Describes any issues arising under this Code or procedures or the codes of ethics of the Service Providers since the last report to the Board of Trustees, including, but not limited to, information about material violations of such codes or procedures and sanctions imposed in response to the material violations; and

                (2) Certifies that the Trust and its Service Providers have adopted procedures reasonably necessary to prevent their respective officers, trustees/directors and other personnel from violating this Code or the codes of the respective Service Providers.

Adopted: 2/14/95
Amended:  9/27/04

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                                   APPENDIX A
                                       TO
                                 CODE OF ETHICS

This Code of Ethics relates to the purchase or sale of securities of which a covered person has a direct or indirect "beneficial ownership" except for purchases or sales in accounts over which the person has no direct or indirect influence or control as described below.

BENEFICIAL OWNERSHIP

"Beneficial ownership" means that one directly or indirectly, by written or unwritten understanding, has (or shares a direct or indirect) financial interest regardless of who is the owner of record. Financial interest means the opportunity directly or indirectly to participate in the risks and rewards of a transaction. Securities owned by a person or by a trust of which one has a beneficial ownership or a similar arrangement include, but are not limited to:

        (1) Securities owned by your spouse, your minor children and relatives of you and your spouse who live in your home, including trusts of which such persons are beneficiaries (other than interests in a trust over which neither you nor such persons has any direct or indirect influence or control over investments);

        (2) A proportionate interest in securities held by a partnership of which you are a general partner;

        (3) Securities in which you have a right to dividends that is separated or separable from the underlying securities;

        (4) Securities that you have a right to acquire through the exercise or conversion of another security, whether or not presently exercisable; and

        (5) Securities held in accounts from which you receive a performance related fee based on less than one year's performance.

You do not have a financial interest in securities held by a corporation of which you are not a controlling shareholder and do not have or share investment control over its portfolio.

NO INFLUENCE OR CONTROL

The Code does not apply to purchases and sales of securities transactions effected in any account over which you do not have "any direct or indirect influence or control". However, this "no direct or indirect influence or control" exception is, in the opinion of our counsel, limited to few situations. The principal one is that described in paragraph (1) above, where securities are held in a trust, in which you have a beneficial interest, but where you are not the Trustee and have no control or influence over the Trustee.

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